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Johnson Controls Forms Joint Venture for North America Interiors Business

PLYMOUTH, MICHIGAN, U.S.A. (July 1, 2008) – Johnson Controls (NYSE: JCI) announced today that it has formed a joint venture to acquire the interior product assets of Plastech Engineered Products of Dearborn, Michigan. Plastech filed for bankruptcy in February 2008.

Johnson Controls owns 70% of the joint venture. Certain Plastech term lenders hold the minority position. Johnson Controls said it contributed $135 million in cash and five injection molding plants to the joint venture. The lenders contributed their rights to receive Plastech’s interiors assets obtained in exchange for certain Plastech debt.

Johnson Controls said the transaction is expected to negatively impact Johnson Controls 2008 fourth-quarter earnings by approximately $0.03 per share. The joint venture is expected to break even in 2009 and be accretive to earnings by fiscal 2010.

The joint venture includes 29 plants in North America. The products the joint venture manufactures include injection molded components and assemblies such as door panels and floor consoles.

Johnson Controls is the largest customer of the joint venture. Annual sales are expected to total $1.2 billion, of which $500-600 million will be incremental to its parent company. Johnson Controls said that it has negotiated multi-year production contracts with the joint venture’s key automotive customers.

“Through this new joint venture we are better able to leverage our scale and operational excellence to improve quality and profitability. It also creates a strong and reliable supplier for our customers who have been very supportive of our plans,” said Jeff Williams, Group Vice President and General Manager, North America for the Automotive Experience business of Johnson Controls. “Johnson Controls has consistently expressed its commitment to growth in the automotive interiors business and we believe today’s transaction will help us achieve that goal.”

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Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/.

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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2008 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, energy prices, the ability to mitigate the impact of higher raw material costs, cancellation of commercial contracts, changes to domestic tax rates as well as other factors discussed in the Company’s most recent Form 10-K filing (dated November 29, 2007) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.